As filed with the Securities and Exchange Commission on February 28, 2011
Registration No. 333-128274
Registration No. 333-99311
Registration No. 333-34019
Registration No. 333-06199

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-128274
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-99311
Post-Effective Amendment No. 2 to Form S-8 Registration No. 333-34019
Post-Effective Amendment No. 2 to Form S-8 Registration No. 333-06199
FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

MATRIXX INITIATIVES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	87-0482806 (I.R.S. Employer Identification No.)

8515 E. Anderson Drive Scottsdale, Arizona (Address of Principal Executive Offices)	85255 (Zip Code)
Matrixx Initiatives, Inc. 2001 Long-Term Incentive Plan
Gum Tech International, Inc. Stock Option Plan
(Full Title of the Plans)
Dennis O’Donnell
Chief Executive Officer
Matrixx Initiatives, Inc.
8515 E. Anderson Drive
Scottsdale, Arizona 85255
(602) 385-8888
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES
     These Post-Effective Amendments relate to the following Registration Statements on Form S-8, including all post-effective amendments thereto (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):
Registration Statement No. 333-128274, pertaining to the registration of 500,000 shares of the common stock, par value $0.001 per share (the “Common Stock”), of Matrixx Initiatives, Inc. (the “Company”) issuable under the Matrixx Initiatives, Inc. 2001 Long-Term Incentive Plan.
Registration Statement No. 333-99311, pertaining to the registration of 1,000,000 shares of Common Stock issuable under the Matrixx Initiatives, Inc. 2001 Long-Term Incentive Plan.
Registration Statement No. 333-34019, pertaining to the registration of 500,000 shares of Common Stock issuable under the Gum Tech International, Inc. Stock Option Plan.
Registration Statement No. 333-06199, pertaining to the registration of 1,500,000 shares of Common Stock issuable under the Gum Tech International, Inc. Stock Option Plan.
     On February 18, 2011, pursuant to an Agreement and Plan of Merger, dated as of December 14, 2010, among the Company, Wonder Holdings Acquisition Corp., a Delaware corporation (“Parent”) and Wonder Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a direct wholly-owned subsidiary of Parent (the “Merger”).
     As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. Pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Basking Ridge, New Jersey, on February 28, 2011.

MATRIXX INITIATIVES, INC.
By:	/s/ Dennis O’Donnell
	Name:	Dennis O’Donnell
	Title:	Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/S/ Dennis O’Donnell Dennis O’Donnell	Chief Executive Officer (Principal Executive Officer)	February 28, 2011
/S/ William Barba William Barba	Vice President, Finance & Accounting, Treasurer (Principal Financial Officer and Principal Accounting Officer)	February 28, 2011
/S/ Brian D. Schwartz Brian D. Schwartz	Director	February 28, 2011
/S/ Fraser Preston Fraser Preston	Director	February 28, 2011
/S/ Brian McMullen Brian McMullen	Director	February 28, 2011